Exhibit (a)(vi)

On April 25, 2016, Phillips Edison Grocery Center REIT I, Inc. (the “Company”) commenced a self-tender offer to purchase up to 9,300,000 shares of the Company’s common stock, par value $0.01 per share, for cash at a purchase price equal to $6.00 per share. Unless extended or withdrawn, the offer, proration period and withdrawal rights will expire at 5:00 p.m. Central Time, on Tuesday, June 7, 2016. The Company’s share repurchase program (“SRP”) has been temporarily suspended during this offer, as required by Securities and Exchange Commission (“SEC”) rules. No repurchases will be made under the SRP during the offer and for ten business days thereafter. Redemption requests that are submitted through the SRP during the offer will not be accepted for consideration. For more information about the offer, please refer to the Company’s Schedule TO, filed with the SEC and available on the SEC’s website, www.sec.gov, and also available on the “SEC Filings” section of the Company’s website, http://www.grocerycenterreit1.com.